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Exhibit 23.1

CONSENT OF KPMG LLP

The Board of Directors
divine, inc.:

        We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-69354, 333-73362, 333-74412, and 333-81178) and Form S-8 (Nos. 333-41184, 333-52262, 333-54698, 333-62882, 333-74356, 333-81186, 333-81188, and 333-81196) of divine, inc. of our report dated March 29, 2002, relating to the consolidated balance sheets of divine, inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2001 and 2000 and the period from May 7, 1999 (inception) through December 31, 1999, which report appears in the December 31, 2001 annual report on Form 10-K of divine, inc.

/s/  KPMG LLP

Chicago, Illinois
March 29, 2002

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  Exhibit 23.1